Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 1,612 to the Registration Statement (Form N-1A, No. 333-123257 and No. 811-10325) of Market Vectors ETF Trust and to the incorporation by reference of our reports dated June 25, 2014 on Fallen Angel High Yield Bond ETF, Investment Grade Floating Rate ETF, Treasury-Hedged High Yield Bond ETF, BDC Income ETF, Mortgage REIT Income ETF, Preferred Securities ex Financials ETF, Emerging Markets Aggregate Bond ETF, Emerging Markets High Yield Bond ETF, Emerging Markets Local Currency Bond ETF, International High Yield Bond ETF, Renminbi Bond ETF, CEF Municipal Income ETF, High-Yield Municipal Index ETF, Intermediate Municipal Index ETF, Long Municipal Index ETF, Pre-Refunded Municipal Index ETF, Short High-Yield Municipal Index ETF and Short Municipal Index ETF (eighteen of the investment funds constituting the Market Vectors ETF Trust) included in the Annual Report to Shareholders for the fiscal year ended April 30, 2014.

Ernst & Young LLP

New York, NY

August 25, 2014